BOVIE MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONSENT OF CERTIFIED PUBLIC ACCOUNTANT

We consent to the incorporation by reference in this Annual Report on Form 10-KSB of Bovie Medical Corporation of our report dated March 30, 2004, included in the Annual Report to Stockholders of Bovie Medical Corporation.

Bloom and Company LLP
S/Bloom and Company
Hempstead, New York
March 30, 2004